Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Acquires The Westin Gaslamp Quarter
     Bethesda, MD, April 6, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired The Westin Gaslamp Quarter hotel (the “Westin Gaslamp”) for $110.0 million. The 450-room, upper upscale, full-service hotel is located in San Diego, California, in the heart of the Gaslamp Quarter. The property will continue to be managed by Starwood Hotels and Resorts (“Starwood”). The transaction was funded by the Company entirely with available cash.
     “We are very excited about the acquisition of the Westin Gaslamp,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “The hotel is ideally located in the Gaslamp Quarter of San Diego and is expected to greatly benefit from the continued economic recovery in the market. The Gaslamp Quarter is widely considered to be San Diego’s premier business, dining, entertainment and shopping district, and the hotel is central to all of the major demand generators in the market. The strong leisure, convention and group demand of San Diego, particularly in the Gaslamp Quarter, makes the Westin Gaslamp an exceptional investment for our company.”
     The Westin Gaslamp is located in the historic Gaslamp Quarter of downtown San Diego, California. The 16-block neighborhood is characterized by its Victorian-Era historic buildings and is in close proximity to the 615,000-square foot San Diego Convention Center and Westfield Horton Plaza, a 740,000-square foot shopping mall that is adjacent to the hotel and anchored by Nordstrom and Macy’s. The area is host to many festivals and events, including the Street Scene Music Festival, Taste of Gaslamp and Mardi Gras in the Gaslamp. In addition, the downtown submarket of San Diego is home to over 9.5 million square feet of office space, the San Diego Civic Theatre, Balboa Park, the San Diego Zoo, and PETCO Park, the home of the San Diego Padres.
     The hotel offers views of San Diego Bay and downtown San Diego, is adjacent to Westfield Horton Plaza and enjoys some of the largest guestrooms in the hotel’s competitive set. The property also features three food and beverage outlets. Horton’s Bar & Grill is a full-service restaurant that offers regionally inspired American cuisine in a casual contemporary setting, while Café Express is a 22-seat, stylish café, serving lighter fare and Starbucks coffee. The Lobby Lounge offers cocktails with available food service from the Horton’s Bar & Grill menu.
     The well-located hotel was originally developed in 1987 and boasts more than 32,000-square feet of indoor and outdoor meeting space spread across 22 rooms, including the 9,000-square foot California Ballroom and the 6,000-square foot indoor/outdoor San Diego Ballroom and Terrace. The hotel also offers the Westin brand’s signature WestinWORKOUT gym with massage room, an outdoor swimming pool with whirlpool, on-site parking and 24-hour room service.
     The Westin Gaslamp is currently undergoing a multi-phase, comprehensive hotel renovation that includes all guestrooms and public areas. The recently completed guestrooms renovation, the first phase of the overall renovation, accounted for a total investment of $12.0 million. The Company will fund $10.0 million for this phase of the renovation through a reimbursement to Starwood, with Starwood funding the remaining $2.0 million.
     The hotel’s comprehensive public area improvements are expected to commence in the summer of 2011 and are projected to be completed in late 2011, or early 2012, through an additional total investment by the Company estimated at $13.0 million. The renovation will include upgrades to the hotel’s public restrooms, lighting and the exterior arrival experience, including the circular drive, plaza, porte cochère and entryway. The renovation also includes the lobby and restaurant and bar, with a new concept for the restaurant. Additionally, a full overhaul of the hotel’s meeting space is planned, with an increase to the amount of total meeting space and significant enhancements to the indoor/outdoor San Diego Ballroom and Terrace located on the fourth floor of the hotel. The Company anticipates significant negative impact to the hotel’s net operating income for 2011 and early 2012 as a result of the renovation.
     “The large-scale, comprehensive renovation and improvement plan to the 450 guestrooms and all facets of the public areas will touch every aspect of the guest experience at the hotel. We believe this investment will substantially improve the performance of the hotel, beyond general market gains, over the next several years,” noted Mr. Bortz.
     In 2010, the Westin Gaslamp operated at 72% occupancy, with an average daily rate of $157. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $7.5 to $8.0 million and net operating income after capital reserves of approximately $6.5 to $7.0 million. These projected operating estimates include the significant negative impact that is expected to result from the multi-phase, $25.0 million comprehensive hotel renovation.
     The hotel will continue to be managed by Starwood Hotels and Resorts, which has managed the property since 1996.
     “We are thrilled to be working with Starwood at the Westin Gaslamp,” continued Mr. Bortz. “They are a tremendously experienced operator, and they have a significant presence in the San Diego market. We look forward to working with them to further increase the performance of the Westin Gaslamp.”
     The Company expects to incur approximately $0.6 million of costs related to the acquisition of this hotel that will be expensed as incurred.
     The Westin Gaslamp marks the tenth acquisition for the Company since completing its initial public offering in December 2009.
     The Company has previously announced signed agreements to purchase two other hotels:
•	$52.3 million for a hotel in the Seattle-Tacoma-Bellevue, Washington region

•	$89.5 million for a hotel in the Boston, Massachusetts region
     Closings for these hotels are subject to customary closing requirements and conditions, and in the case of the Boston-region hotel, bankruptcy court approval. Accordingly, the Company can give no assurance that the transactions will be consummated on the terms initially disclosed or at all.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns ten hotels, totaling 3,002 guest rooms in six states and the District of Columbia, including nine markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania and San Diego, California. For more information, please visit www.pebblebrookhotels.com.
Click here to visit The Westin Gaslamp Quarter hotel website

About Starwood Hotels
Starwood Hotels is one of the leading hotel and leisure companies in the world with 1025 properties in nearly 100 countries and territories with 145,000 employees at its owned and managed properties. Starwood Hotels is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, and the recently launched Aloft®, and Element SM. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high-quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected earnings, expenses and demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves, the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and potential increases in average daily rate, occupancy and room demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov.
     All information in this release is as of April 6, 2011. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.
Contact:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com
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Pebblebrook Hotel Trust
Westin Gaslamp
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High
Hotel net income	$3.7	to	$4.2

Adjustment:
Depreciation and amortization (1)	3.8		3.8

Hotel EBITDA	$7.5		$8.0

Adjustment:
Capital reserve	(1.0)		(1.0)

Hotel Net Operating Income	$6.5		$7.0

(1)	Depreciation and amortization has been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of Depreciation and Amortization and the resulting change may be material.
     This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.
     The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
     The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma Operating Data
(In thousands)
(Unaudited)
Historical Operating Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2009	2009	2009	2009	2009
Pro forma Occupancy	65.3%	74.4%	79.1%	68.8%	71.9%
Pro forma ADR	$182.51	$171.35	$165.64	$170.60	$172.08
Pro forma RevPAR	$117.65	$126.08	$129.66	$116.04	$122.37

Pro forma Hotel Revenues	$49,322	$53,031	$54,008	$50,478	$206,839
Pro forma Hotel EBITDA	$9,322	$14,406	$14,385	$12,138	$50,252

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2010	2010	2010	2010	2010
Pro forma Occupancy	69.7%	80.3%	80.3%	70.5%	75.2%
Pro forma ADR	$160.00	$169.10	$171.66	$172.76	$168.58
Pro forma RevPAR	$109.95	$134.45	$136.66	$120.20	$125.38

Pro forma Hotel Revenues	$46,829	$56,277	$56,109	$53,200	$212,414
Pro forma Hotel EBITDA	$8,614	$14,957	$14,204	$11,778	$49,553
     These historical hotel operating results include results from the hotels the Company owned as of April 6, 2011 including: DoubleTree by Hilton Bethesda-Washington DC, Sir Francis Drake, InterContinental Buckhead, Monaco Washington DC, Skamania Lodge, Sheraton Delfina, Sofitel Philadelphia, Argonaut Hotel and The Westin Gaslamp Quarter. This schedule excludes The Grand Hotel Minneapolis. These historical operating results include results for periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for The Grand Hotel Minneapolis after the Company has owned the hotel for one year.
The data above is not audited and has been presented only for comparison purposes.